Chinook Capital Management LLC -  Proxy Voting Policy

Unless otherwise directed by our investment advisory clients, the Company shall elect to receive from the custodian all proxy materials that require the vote of shareholders. We will review each proxy statement and vote the proxy on behalf of our clients. Where appropriate, the we will consult with our clients to ascertain their desires with regard to proxy questions, if the answer cannot be adequately derived from the directions given in the investment policy statement or where the Company does not have total discretionary authority.

Underlying our decision on proxy voting is the basic precept that we have purchased ownership in these companies on behalf of our clients; not to usurp or challenge management, but to provide adequate returns from such investments.

Absent specific client direction, the Company will undertake to vote proxies in a manner that should confer the greatest benefit to all clients as shareholders. We will vote with management on routine corporate issues such as directorships and the hiring of independent auditors. More consideration will be given monetary-related issues including reorganization or mergers, compensation, capitalization related issues, anti-takeover measures, etc., the Company will vote independently on social, moral or environmental issues unless otherwise directed by the client.